EXHIBIT 99.1
OSI Pharmaceuticals Grants License Under Dipeptidyl Peptidase IV (DPIV) Patents
MELVILLE, N.Y.—(BUSINESS WIRE)—Dec. 22, 2005—OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that its UK subsidiary focused on the discovery and development of diabetes and obesity therapeutics has granted a worldwide non-exclusive license under its DPIV patent portfolio to a major British pharmaceutical company. The portfolio covers the use of DPIV inhibitors for the treatment of type 2 diabetes and related indications. OSI will receive upfront, milestone and royalty payments. Additional financial terms were not disclosed.
“We believe that this license further validates the strength of our DPIV related patent estate and the importance of this target to the development of innovative new medicines for the treatment of diabetes,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “This is the sixth license to our patent estate we have now granted and we expect to grant additional non-exclusive licenses in the future.”
OSI acquired the DPIV technology platform, which includes a Phase II compound, PSN9301, and a portfolio of DPIV medical use patents from Probiodrug AG of Germany in July 2004. The DPIV medical use patents, the subject of the license, include issued patents and pending patent applications corresponding to US 6,303,661, US 6,890,898 and WO 01/72290, with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen(R) (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc.
(OSI) Prosidion is the diabetes and obesity business team within OSI Pharmaceuticals dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. (OSI) Prosidion’s lead compound, PSN9301, is a Dipeptidyl Peptidase IV (DPIV) inhibitor currently in Phase II clinical trials. Other product candidates include a glycogen phosphorylase inhibitor currently in a Phase I clinical trial and a glucokinase activator scheduled to enter a Phase I clinical trial in 2006. (OSI) Prosidion operates through OSI’s wholly-owned subsidiary, Prosidion Limited, in Oxford, UK.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
CONTACT: OSI Pharmaceuticals, Inc.
Investors & Media:
Kathy Galante, 631-962-2000
or
Media:
Claudette Hibbert, 631-962-2000
or
Burns McClellan (Representing OSI)
Media:
Justin Jackson, 212-213-0006 ext. 327
Jason Farber, 212-213-0006 ext. 339
or
Investors:
Lisa Burns, 212-213-0006 ext. 319
SOURCE: OSI Pharmaceuticals, Inc.